Exhibit 99.1

NEWS RELEASE

27680 Franklin Road • Southfield, Michigan 48034

FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings Reports 41% Growth
and Record Preliminary Revenue for 2013

●	Achieved record fourth quarter preliminary revenue of approximately $28.5 million; Full year 2013 preliminary revenue reaches a record $108.9 million, up 41%

●	Two-year comparable fourth quarter sales grew 10.3%

●	2014 revenue guidance modified to a range of $125.0 million to $130.0 million

●	Company to increase restaurant count by 20.0% with 11 planned openings in 2014

SOUTHFIELD, MI, January 10, 2014 -- Diversified Restaurant Holdings, Inc. (NASDAQ: BAGR) ("DRH" or the "Company"), the creator, developer, and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Freshly-Crafted Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), announced its strategic outlook for 2014 and preliminary sales results for the fourth quarter and year ended December 29, 2013.

“We successfully executed our growth strategy by opening ten restaurants in 2013, seven of which were Bagger Dave’s. Going from 11 to 18 corporate-owned Bagger Dave’s locations further expands brand awareness and market penetration,” commented Michael Ansley, President and CEO of DRH.

Total revenue for the 2013 fourth quarter (a 13-week period) was up 9.2%, or $2.4 million, to approximately $28.5 million, more than offsetting the benefit of an additional week in the prior year period. Fourth quarter 2012 (a 14-week period) had revenue of $26.1 million. Sales growth was driven by the addition of ten new restaurants since the end of 2012 and comparable restaurant sales growth. Comparable restaurant sales increased 1.1% on a consolidated basis for the fourth quarter of 2013. This compares with an exceptionally strong 9.2% comparable sales growth in the fourth quarter of 2012. Comparable sales growth for the 2013 period was driven primarily by pricing. Traffic, which was slightly lighter than the prior-year period, was affected by weather, sports schedules and the Detroit Tigers not making the World Series. Two-year comparable sales grew 10.3% for the quarter.

For the full year 2013 (a 52-week period), the Company estimates total revenue increased 40.6% to a record $108.9 million compared with $77.4 million in 2012 (a 53-week period). Comparable sales for 2013 were up 3.7%, on both traffic and pricing, compared with 7.6% in 2012. Two-year comparable sales were up 11.6%

There were 36 comparable restaurants for the quarter and the year. This was comprised of 29 BWW and seven Bagger Dave’s.

-MORE-

Diversified Restaurant Holdings Reports 41% Growth and Record Preliminary Revenue for 2013

January 10, 2014

Fiscal 2014 outlook

Mr. Ansley stated, “Our growth plan is in full swing as we embark on 2014. We expect to increase our total unit count by 20.0%, with the majority focused on our Bagger Dave’s concept, and will be implementing a number of initiatives in support of our growth objectives. We have refined our real estate strategy, are implementing a unique loyalty program and enhancing our menu, and we expect to further improve our already strong operations at the restaurant level. We believe these actions will further differentiate Bagger Dave’s and set the stage for long-term performance.”

●	Expects 2014 revenue to be in a range of $125 to $130 million

●	Open eight Bagger Dave’s locations in Michigan and Indiana, a 42.1% unit increase over the total units at the end of 2013

●	Open three Buffalo Wild Wings restaurants, relocate two, and remodel two

Preliminary results remain subject to the completion of normal year-end accounting procedures and are subject to change. The Company expects to release financial and operating results for its fourth quarter and year ended December 29, 2013 on March 14, 2014.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (“DRH” or the “Company”) is the creator, developer, and operator of the unique, full-service, ultra-casual restaurant concept, Bagger Dave’s Freshly-Crafted Burger Tavern® (“Bagger Dave’s”) and one of the largest Buffalo Wild Wings® (“BWW”) franchisees. Between the two concepts, the Company currently operates 54 corporate-owned restaurants in Michigan, Florida, Illinois, and Indiana, and one franchised Bagger Dave’s in Missouri, for a total of
55 restaurants. The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Bagger Dave's offers a full-service, family-friendly restaurant and bar with a casual, comfortable atmosphere. The menu features freshly-made burgers, accompanied by more than 30 toppings from which to choose, along with fresh-cut fries, hand-dipped milkshakes, and a selection of craft beer and wine. Signature items include Sloppy Dave's BBQ®, Train Wreck Burger®, and Bagger Dave's Amazingly Delicious Turkey Black Bean Chili®. The Bagger Dave's concept emphasizes local flair by showcasing historical photos of the city in which each restaurant resides and features an electric train that runs above the dining room. Currently, there are 18 corporate-owned locations and one franchised location. For more information, visit www.baggerdaves.com.

DRH operates 36 BWW restaurants (18 in Michigan, 10 in Florida, 4 in Illinois, and 4 in Indiana), including the nation’s largest BWW, based on square footage, in downtown Detroit, Michigan. The Company is on track to fulfill its area development agreement with franchisor Buffalo Wild Wings, Inc. (NASDAQ: BWLD) and plans to operate approximately 48 BWW restaurants by the end of 2017.

For more information contact:

Investor Contact:	Company Contact:
Alex P. Hamilton/Deborah K. Pawlowski	David G. Burke
Kei Advisors LLC	Chief Financial Officer
716.242.8632/716.843.3908	248.223.9160
ahamilton@keiadvisors.com/dpawlowski@keiadvisors.com

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